Exhibit 8.1

January 22, 2016

Celladon Corporation

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

Ladies and Gentlemen:

We have acted as counsel to Celladon Corporation, a Delaware corporation (the “Company”), in connection with the proposed merger of Celladon Merger Sub, Inc., a wholly owned subsidiary of the Company and a Delaware corporation (“Merger Sub”), with and into Eiger BioPharmaceuticals, Inc., a Delaware corporation (“Eiger”), with Eiger continuing as the surviving corporation and as a wholly owned subsidiary of Celladon, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 18, 2015 (the “Agreement”), by and among the Company, Merger Sub and Eiger. In connection therewith, we have assisted in the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 5.7 million shares of the Company’s common stock.

We hereby confirm to you that the discussion set forth in the Registration Statement under the caption “The Merger—Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger,” insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the qualifications and limitations set forth therein and herein.

In rendering this opinion, we expressly assume that the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement, and no transaction or condition described therein and affecting this opinion will be waived by any party.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

CELLADON CORPORATION

JANUARY 26, 2016

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP